Exhibit 99.1

Trex Company Announces Record Third-Quarter Sales and EPS

  Net sales increase 32% YOY to $95.5 million
  EPS increases to $0.28
  4Q revenue guidance of $70 million

WINCHESTER, Va.--(BUSINESS WIRE)--October 27, 2014--Trex Company, Inc. (NYSE: TREX), the world’s largest manufacturer of wood-alternative decking and railing products, today announced financial results for the third quarter ended September 30, 2014.

Net sales for the third quarter of 2014 totaled $95.5 million compared to net sales of $72.2 million for the 2013 third quarter, an increase of 32.2%. The Company reported net income of $8.9 million, or $0.28 per diluted share, for the 2014 quarter compared to a net loss of $15.3 million, or $0.45 per diluted share, for the 2013 period. The Company’s results for the 2014 quarter reflect a $5.4 million increase in income taxes driven by the return to a normal tax rate after exiting its tax valuation allowance at year-end 2013. The tax increase impacted earnings per share by $0.17 as compared to the prior-year period. During the 2013 third quarter, the Company recognized $22.9 million of charges, which included a $20.0 million increase to its warranty reserve for decking material manufactured at its Nevada plant prior to 2007. Before giving effect to these charges, operating income for the 2013 quarter would have been $7.7 million.

Chairman, President and CEO Ronald W. Kaplan commented, “Our third-quarter and year-to-date financial performance set records for Trex in both sales and earnings per share. These outstanding results were fueled by our four guiding principles for enhancing shareholder value – our best-in-class outdoor living product platform, branding strength, distribution power and low-cost manufacturing advantage. Our strong execution in each of these areas has also put us on track for a record year. In addition, our many strategic initiatives, including international sales, commercial products, steel substructures, landscape and deck lights and licensed products, are contributing to our success.

“The start-up of the first polyethylene pellet manufacturing line for our entry into commercial business applications is proceeding well. Our entry into this market will enable us to leverage our Company’s core recycling and extrusion capabilities, adding significant value to our surplus recycled polyethylene film supplies. We sold product from our first line in the third quarter and will begin the build-out of the three additional lines during the first half of 2015.

“For the fourth quarter of 2014, we expect net sales to reach $70 million, representing year-over-year growth of 10%. This will bring our revenue for 2014 to approximately $388 million – the highest sales in the Company’s history, breaking the record set last year and reflecting 13% growth from that mark. This progress exemplifies the execution of our market share advancement initiatives. Furthermore, this milestone will be a testament to the talents and dedication of the entire Trex team.”

For the nine months ended September 30, 2014, the Company reported net sales of $317.5 million compared to net sales of $278.7 million for the prior-year period, an increase of 13.9%. The Company reported net income of $36.4 million, or $1.10 per diluted share, for the first nine months of 2014 compared to net income of $19.5 million, or $0.56 per diluted share, for the 2013 period. The Company’s results for 2014 reflect a $21.6 million increase in income taxes due to exiting its tax valuation allowance at year-end 2013. The change in tax rate impacted earnings per share by $0.64 as compared to the 2013 period. During the 2013 period, the Company recognized $24.8 million of charges, which included a $20.0 million increase to its warranty reserve. Before giving effect to these charges, operating income for the 2013 period would have been $45.2 million.

Share Repurchase Program

The Company also announced that its Board of Directors has authorized a common stock repurchase program of up to two million of the Company's outstanding common stock. There is no guarantee as to the exact number of shares that will be repurchased under the program, or that there will be any repurchases pursuant to the program. In addition, the stock repurchase program may be suspended, extended or terminated by the Company at any time without prior notice.

Third-Quarter 2014 Conference Call and Webcast Information

Trex will hold a conference call to discuss its third-quarter 2014 results on Monday, October 27, 2014 at 10:00 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 or 888-803-7638 and reference conference ID #17810668. A live webcast of the conference call will also be available in the Investor Relations section of the Trex Company website at trex.com.

For those who cannot listen to the live broadcast, an audio replay of the earnings call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the impact of weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the world’s largest manufacturer of wood-alternative decking and railing, with more than 20 years of product experience. Stocked in more than 6,700 retail locations throughout the world, Trex® outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net sales	$95,502	$72,249	$317,458	$278,680

Cost of sales	65,133	72,098	203,897	199,747

Gross profit	30,369	151	113,561	78,933

Selling, general and administrative expenses	15,902	15,375	54,468	58,609

Income (loss) from operations	14,467	(15,224)	59,093	20,324

Interest expense, net	167	70	791	531

Income (loss) before income taxes	14,300	(15,294)	58,302	19,793

Provision for income taxes	5,387	4	21,934	298

Net income (loss)	$8,913	$(15,298)	$36,368	$19,495

Basic earnings (loss) per common share	$0.28	$(0.45)	$1.12	$0.58

Basic weighted average common shares outstanding	31,606,264	33,660,212	32,538,832	33,772,710

Diluted earnings (loss) per common share	$0.28	$(0.45)	$1.10	$0.56

Diluted weighted average common shares outstanding	32,008,781	33,660,212	32,966,317	34,506,910

Comprehensive income (loss)	$8,913	$(15,298)	$36,368	$19,495

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2014	December 31, 2013

Assets
Current assets:

Cash and cash equivalents	$3,841	$3,772
Accounts receivable, net	44,977	37,338
Inventories	14,639	22,428
Prepaid expenses and other assets	3,279	3,145
Deferred income taxes	9,497	9,497
Total current assets	76,233	76,180
Property, plant and equipment, net	98,199	100,783
Goodwill and other intangibles	10,536	10,542
Other assets	897	652
Total assets	$185,865	$188,157

Liabilities and Stockholders' Equity
Current liabilities:

Accounts payable	$12,864	$14,891
Accrued expenses	24,275	23,295
Accrued warranty	8,500	9,000
Line of credit	3,000	-
Total current liabilities	48,639	47,186
Deferred income taxes	360	360
Non-current accrued warranty	27,587	31,812
Other long-term liabilities	2,164	2,183
Total liabilities	78,750	81,541

Stockholders’ equity:

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value, 80,000,000 shares authorized; 34,783,546 and 34,598,124 shares issued and 32,003,117 and 33,475,614 shares outstanding at September 30, 2014 and December 31, 2013, respectively	348	173
Additional paid-in capital	115,623	101,667
Retained earnings	66,144	29,776
Treasury stock, at cost, 2,780,429 and 1,122,510 shares at September 30, 2014 and December 31, 2013, respectively	(75,000)	(25,000)
Total stockholders’ equity	107,115	106,616
Total liabilities and stockholders’ equity	$185,865	$188,157

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2014	2013

Operating Activities
Net income	$36,368	$19,495
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,449	12,444
Deferred income taxes	-	(2,991)
Stock-based compensation	3,672	2,781
Loss on disposal of property, plant and equipment	169	587
Excess tax benefits from stock compensation	(12,677)	(2,567)
Other non-cash adjustments	(245)	(337)
Changes in operating assets and liabilities:
Accounts receivable	(7,698)	2,543
Inventories	7,789	6,343
Prepaid expenses and other assets	(415)	447
Accounts payable	(2,027)	(4,488)
Accrued expenses and other liabilities	(3,690)	16,775
Income taxes receivable/payable	12,630	2,633
Net cash provided by operating activities	45,325	53,665

Investing Activities
Expenditures for property, plant and equipment	(8,794)	(8,971)
Proceeds from sales of property, plant and equipment	48	176
Purchase of acquired company, net of cash acquired	(44)	-
Notes receivable, net	59	78
Net cash used in investing activities	(8,731)	(8,717)

Financing Activities
Financing costs	-	(73)
Borrowings under line of credit	139,000	74,500
Principal payments under line of credit	(136,000)	(79,500)
Repurchases of common stock	(52,892)	(28,445)
Proceeds from employee stock purchase and option plans	690	3,427
Excess tax benefits from stock compensation	12,677	2,567
Net cash used in financing activities	(36,525)	(27,524)
Net increase in cash and cash equivalents	69	17,424
Cash and cash equivalents at beginning of period	3,772	2,159
Cash and cash equivalents at end of period	$3,841	$19,583

Supplemental Disclosure:
Cash paid for interest, net of capitalized interest	$498	$348
Cash paid for income taxes, net	$9,342	$696

CONTACT:
Trex Company, Inc.
James Cline, 540-542-6300
SVP & CFO
or
LHA
Harriet Fried, 212-838-3777